Exhibit 99.1
Financial News Release
For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Ron Parham	Chris Bright
	Pondel, Wilkinson, Parham	Pixelworks, Inc.
	Tel: (503) 297-0202	Tel: (503) 454-1770
	E-mail: rparham@pondel.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com
Pixelworks Names Steven L. Moore as
Vice President of Finance and Chief Financial Officer
     Tualatin, Ore., June 28, 2007 — Pixelworks, Inc. (NASDAQ:PXLW), an innovative provider of powerful video and pixel processing technology, announced today that Steven L. Moore will join the company on July 18, 2007 as Vice President of Finance, Chief Financial Officer and Treasurer. Mr. Moore, 53, will be based in San Jose and will take over for Richard Brooks who has been serving as Chief Financial Officer on an interim basis.
     Mr. Moore brings to Pixelworks an outstanding reputation of leading finance and accounting teams in high-technology public companies that have experienced rapid growth. Mr. Moore most recently served as Vice President of Finance and Chief Financial Officer at Adept Technology, Inc., a publicly traded, leading manufacturer of robotic systems based in Livermore, California. He previously served in other publicly traded companies as CFO for SCM Microsystems, Inc. and as VP, Finance at Virata Corporation, a fabless semiconductor company.
     “Steve will be a key member of the Pixelworks executive team as we continue our restructuring efforts with a goal of returning the company to profitability. His track record as a strong, results-driven leader during more than 20 years of working in publicly traded companies in the Silicon Valley is a great asset to our company,” said Hans Olsen, President and CEO of Pixelworks. “We look forward to working with Steve to implement our strategic initiatives as well as maintain our fiscal and operational discipline and oversee our compliance efforts.”
About Pixelworks, Inc.
     Pixelworks, headquartered in Tualatin, Oregon, is an innovative provider of powerful video and pixel processing technology for manufacturers of digital projectors and flat panel display products. Pixelworks’ flexible design architecture enables our unique technology to
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Pixelworks Names Steven L. Moore as Vice President of Finance and Chief Financial Officer
June 28, 2007

produce outstanding image quality in our customers’ display products in a range of solutions including system-on-chip ICs, co-processor and discrete ICs. At design centers in Shanghai and San Jose, Pixelworks engineers relentlessly push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
     For more information, please visit the company’s Web site at www.pixelworks.com.
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